  EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RIVULET MEDIA, INC.,
a Delaware corporation,

MAUGHAN MUSIC, INC.,
a Delaware corporation,

and

MAUGHAN MUSIC GROUP LLC,
an Arizona limited liability company

Dated as of May 28, 2020

Page

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(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 28, 2020, by and among: RIVULET MEDIA, INC., a Delaware corporation (“Parent”); MAUGHAN MUSIC, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and MAUGHAN MUSIC GROUP LLC, an Arizona limited liability company (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.16.

RECITALS

A. Parent, Merger Sub, and the Company intend to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”) and the Arizona Revised Statutes (“ARS”). Upon consummation of the Merger, the Company will cease to exist and Merger Sub will continue as a wholly owned subsidiary of Parent.

B. It is intended that the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C. The respective boards of directors or members of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of the Company shall cease. Following the Effective Time, Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gallagher & Kennedy, P.A., 2575 East Camelback Road, Phoenix, Arizona 85016, at 10:00 a.m. local time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 5 and Article 6 (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company. Subject to the provisions of this Agreement, a certificate of merger or articles of merger, as applicable, satisfying the applicable requirements of the DGCL and the ARS (the “Certificate of Merger”) shall be duly executed by Merger Sub and the Company and, as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”) and the Arizona Corporation Commission (the “ACC”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State and the ACC, or (b) such later date and time as may be specified in the Certificate of Merger as agreed to by the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. At the Effective Time:

(a) the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation;

(b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall remain the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by law; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who were directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 CONVERSION OF EQUITABLE INTERESTS.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any equityholder of the Company:

(i) any equitable interests of Company (“Company Equity”) then owned by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Equity then owned by Parent, Merger Sub, or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) of this Section 1.5(a) and subject to Sections 1.5(b) and 1.5(c), all Company Equity then outstanding shall be converted into the right to receive the 925,000 shares of Parent Common Stock as set forth on Schedule 1.5(a)(iii) hereto; and

(iv) each share of the common stock, $0.0001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

The fraction of a share of Parent Common Stock specified in Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio.”

(b) If, between the date of this Agreement and the Effective Time, the outstanding Company Equity or shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Exchange Ratio shall be appropriately adjusted.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Equity who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder’s Company Equity Certificate or Book Entry Equity, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the OTC Pink Market (the “OTC”) on the day that includes the Effective Time (or if such day is not a day on which the OTC is open, the immediately preceding day on which the OTC is open).

1.6 CLOSING OF THE COMPANY’S TRANSFER BOOKS. At the Effective Time: (a) all holders of shares of Company Equity that were outstanding immediately prior to the Effective Time shall cease to have any rights as equityholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5 and any dividends or other distributions payable pursuant to Section 1.7(c); and 1.7(b) the transfer books of the Company shall be closed with respect to all shares of Company Equity outstanding immediately prior to the Effective Time. No further transfer of any Company Equity shall be made on such transfer books after the Effective Time. If, after the Effective Time, any Company Equity is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Equity shall be cancelled and shall be exchanged as provided in Section 1.7.

1.7 EXCHANGE OF CERTIFICATES.

(a) On or prior to the Closing Date, Parent shall select an exchange agent in the Merger (the “Exchange Agent”). Parent shall make available to the Exchange Agent (by instruction to Parent’s transfer agent) (i) promptly after the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) and (ii) as needed, cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the record holders of Company Equity (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Equity Certificates to the Exchange Agent or, in the case of Book Entry Equity, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of such holder’s Company Equity Certificates and Book Entry Equity in exchange for certificates representing Parent Common Stock (or appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued). Exchange of any Book Entry Equity shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Company Equity Certificate or Book Entry Equity to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Equity Certificate or Book Entry Equity shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (or uncertificated shares of Parent Common Stock represented by a book entry) that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock). The Company Equity Certificate or Book Entry Equity so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Equity Certificate or Book Entry Equity shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Equity Certificate shall have been lost, stolen, or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen, or destroyed Company Equity Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, or the Surviving Corporation with respect to such Company Equity Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Equity Certificate or Book Entry Equity with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Equity Certificate or Book Entry Equity in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat law or similar Legal Requirement, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Equity Certificates or Book Entry Equity as of the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Equity Certificates or Book Entry Equity who have not theretofore surrendered their Company Equity Certificates or Book Entry Equity in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock, in each case without interest thereon.

(e) Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Equity such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Equity or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

1.8 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368 2(g) and 1.368 3(a) of the United States Treasury Regulations.

1.9 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

2.1 ORGANIZATION AND GOOD STANDING.

(a) The Company and each of its Subsidiaries are limited liability companies, corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under each of the Company Contracts. The Company and each of its Subsidiaries are duly qualified to do business as foreign corporations or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has delivered to Parent copies of the certificate or articles of organization or incorporation, by-laws, and other organizational documents (collectively, “Organizational Documents”) of the Company and each of its Subsidiaries, as currently in effect.

2.2 AUTHORITY; NO CONFLICT.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding Company Equity (the “Required Member Vote”)). The Company’s managing member has approved this Agreement, declared it to be advisable, and resolved to recommend to the equityholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the ARS. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Legal Requirement affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) any resolution adopted by the members, board of directors or the equityholders of the Company or any of its Subsidiaries;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by any of the Company or any of its Subsidiaries, is or may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries;

(iv) cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by the Company or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify any Company Contract, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), and (vii), for any such conflicts, violations, breaches, defaults, or other occurrences that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” Legal Requirements (“Blue Sky Laws”) and (B) filing of articles of merger as required by the ARS and (ii) where failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

2.3  CAPITALIZATION. The entire authorized equity of the Company consists of the membership interests owned by its members (“the Company Equity”). All of the issued and outstanding Company Equity has been duly authorized, are validly issued, fully paid, and non-assessable and are held of record by the respective holders as set forth in Section 2.3 of the Company Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its equity. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity of the Company.

2.4  NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Company Material Adverse Effect.

2.5 BROKERS’ FEES. Neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.6 TITLE TO ASSETS. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them located on their premises, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business.

2.7 [Intentionally Omitted].

2.8 FINANCIAL STATEMENTS. Within seventy-five (75) days of Closing Date, the Company shall deliver the following financial statements (collectively the “Company Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in equityholders’ equity, and cash flow (“Company Most Recent Balance Sheet”) as of and for the Company’s most recent fiscal year, (the “Company Most Recent Fiscal Year End”) for the Company and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in equityholders’ equity, and cash flow (the “Company Most Recent Financial Statements”) as of and for the most-recent two quarters prior to the Closing Date (the “Company Most Recent Fiscal Month End”) for the Company and its Subsidiaries.

2.9 [Intentionally Omitted].

2.10 UNDISCLOSED LIABILITIES. Neither the Company nor its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes).

2.11 [Intentionally Omitted].

2.12 TAX MATTERS.

(a) Each of the Company and its Subsidiaries has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past three (3) years by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) There is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Company and the members, directors and officers of the Company and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

2.13 [Intentionally Omitted].

2.14 INTELLECTUAL PROPERTY.

(a) Neither the Company nor its Subsidiaries, or any of its or their respective businesses as presently conducted and as presently proposed to be conducted, has or will interfere with, has or will infringe upon, has or will dilute, has or will misappropriate, or otherwise has or will come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, or conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from accessing or using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is party to any material license, sublicense, agreement, covenant not to sue, or permission pursuant to which the Company or any of its Subsidiaries accesses or uses any Intellectual Property owned by a third party.

2.15 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY AND ITS SUBSIDIARIES. Neither the Company, its Affiliates, members, directors, officers, employees, and shareholders and the Company’s and its Subsidiaries’ members, directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with the Company or any of its Subsidiaries within the past 12 months, and neither the Company’s, or its Affiliates’, members, directors, officers, employees, and shareholders and the Company’s and its Subsidiaries’ members, directors, officers, employees, and shareholders owns any material asset, tangible or intangible, that is used in the business of the Company or any of its Subsidiaries.

2.16 DISCLOSURE. The representations and warranties contained in this Section 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company as follows:

3.1 ORGANIZATION AND GOOD STANDING.

(a) Parent and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto.

(c) Parent has delivered or will deliver to the Company copies of the Organizational Documents of Parent and Merger Sub, as currently in effect.

3.2 AUTHORITY; NO CONFLICT.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the board of directors or the stockholders of Parent or any of its Subsidiaries;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is or may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries;

(iv) cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax;

(v) cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body;

(vi) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi) and (vii), for any such conflicts, violations, breaches, defaults, or other occurrences that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require any Consent of, or filing with, or notification to, any Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing of a certificate of merger as required by the DGCL and (D) the non-United States competition, antitrust, and investment laws set forth in Section 3.2(c) of the Parent Disclosure Schedule and (ii) where failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

3.3  CAPITALIZATION.

(a) The Parent. The entire authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value of $0.0001 (“Parent Common Stock”), of which 89,964,632 shares are outstanding, and 20,000,000 shares of preferred stock, par value of $0.0001 (“Parent Preferred Stock” and together with Parent Common Stock, the “Parent Capital Shares”). All of the issued and outstanding Parent Capital Shares have been duly authorized, are validly issued, fully paid, and non-assessable. Other than 9 million options pending issuance to a prospective employee, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Parent to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Parent. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Parent.

(b) Merger Sub. The entire authorized capital stock of Merger Sub consists of 100,000 shares of common stock, par value of $0.0001 (“Merger Sub Shares”), of which 10,000 Merger Sub Shares are outstanding, all of which are owned by Parent. All of the issued and outstanding Merger Sub Shares have been duly authorized, are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Merger Sub to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Merger Sub. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Merger Sub.

3.4  NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or any of its Subsidiaries is subject or any provision of the charter or bylaws of Parent or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Parent Material Adverse Effect.

3.5 BROKERS’ FEES. Neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 TITLE TO ASSETS. Parent and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on Parent Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of Parent Most Recent Balance Sheet.

3.7 SUBSIDIARIES. Section 3.7 of the Parent Disclosure Schedule sets forth for each Subsidiary of Parent, including the Merger Sub, (i) its name and jurisdiction of incorporation; (ii) the number of authorized shares for each class of its capital stock; (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder; and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Parent have been duly authorized and are validly issued, fully paid, and non-assessable. Parent and/or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares of each Subsidiary of Parent, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Parent or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Parent to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There is no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Parent. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of Parent. Except for the Subsidiaries set forth in Section 3.7 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

3.8 FINANCIAL STATEMENTS. Set forth in Section 3.8 of the Parent Disclosure Schedule are the following financial statements (collectively the “Parent Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (“Parent Most Recent Balance Sheet”) as of and for the fiscal year ended July 31, 2019, (the “Parent Most Recent Fiscal Year End”) for Parent and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Parent Most Recent Financial Statements”) as of and for the quarters ended October 31, 2019 and January 31, 2020 (the “Parent Most Recent Fiscal Month End”) for Parent and its Subsidiaries included in Parent’s Form 10-Qs filed with the Commission under the Securities Exchange Act. The Parent Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Parent and its Subsidiaries as of such dates and the results of operations of Parent and its Subsidiaries for such periods; provided, however, that the Parent Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and have been prepared on a condensed consolidated basis.

3.9 DATA PRIVACY. Parent’s and its Subsidiaries’ respective businesses have complied with and, as presently conducted, are in compliance with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Parent Material Adverse Effect. Parent and its Subsidiaries have complied with, and are presently in compliance with, its and their respective policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and neither Parent nor any of its Subsidiaries is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

3.10 PARENT NOT AN “INVESTMENT COMPANY”. Parent understands the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Parent is not an “investment company” within the meaning of Investment Company Act and has not conducted its business in a manner so that it will not become subject to the Investment Company Act.

3.11 NO PRICE STABILIZATION OR MANIPULATION. Neither Parent nor its Subsidiaries, nor any of its or their respective directors, officers or, to the Knowledge of Parent, controlling persons has taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of Parent to facilitate the sale or resale of any Parent Capital Shares.

3.12 BROKER-DEALER STATUS. None of Parent nor any of their related entities (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Securities Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning of Article I of the NASD Manual administered by FINRA). To Parent’s Knowledge, there are no affiliations or associations between any member of FINRA and any of Parent’s officers, directors or 5% or greater security holders. All of the information (including, but not limited to, information regarding affiliations, security ownership and trading activity) provided to the Company by Parent its officers and directors and the holders of any securities (debt or equity) or warrants, options or rights to acquire any securities of Parent in connection with the filing to be made and other supplemental information to be provided to FINRA pursuant to Rule 5110 of FINRA in connection with the transactions contemplated by this Agreement is true, complete and correct, and copies of any Parent filings required to be filed with FINRA have been filed with the Commission.

3.13 COMMISSION FILINGS; SARBANES–OXLEY ACT. Parent is current with and has timely met its Securities and Exchange Commission (the “Commission”) reporting obligations and its current financial statements are available on the Commission’s EDGAR database (the “Commission Reports”). There have not been any unreported Parent Material Adverse Changes in the business or condition, financial or otherwise, of Parent. There is and has been no failure on the part of Parent or any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Section 302 and 906 related to certifications. As of their respective dates, the Commission Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act, as applicable, and none of the Commission Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.14 DISCLOSURE CONTROLS AND PROCEDURES. Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Securities Exchange Act); Parent’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non–financial) required to be disclosed by Parent in the reports that it will file or furnish under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the Commission and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Securities Exchange Act with respect to such reports.

3.15 PARENT’S ACCOUNTING SYSTEM. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.16 NO UNLAWFUL CONTRIBUTIONS OR OTHER PAYMENTS. No payments or inducements have been made or given, directly or indirectly, to any federal or local official or candidate for, any federal or state office in the United States or foreign offices by Parent or any of its officers or directors, or, to the Knowledge of Parent, by any of its employees or agents or any other person in connection with any opportunity, contract, permit, certificate, consent, order, approval, waiver or other authorization relating to the business of Parent, except for such payments or inducements as were lawful under applicable laws, rules and regulations. Neither Parent, nor, to the Knowledge of Parent, any director, officer, agent, employee or other person associated with or acting on behalf of Parent, (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds; or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the business of Parent.

3.17 FOREIGN CORRUPT PRACTICES ACT. Neither Parent nor any Subsidiary or, to the Knowledge of Parent, any director, officer, agent, employee, affiliate or other person acting on behalf of Parent or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent and its Subsidiaries have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.18 MONEY LAUNDERING LAWS. The operations of Parent and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

3.19 OFAC. None of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any director, officer, agent, employee, affiliate or person acting on behalf of Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC and Parent will not directly or indirectly use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.20 EXCHANGE LISTING. The Parent Common Stock is currently listed on the OTC Pink Market (the “OTC”) under the trading symbol “BMSN”. Parent is currently designated as a “Current Information Company” on the OTC. Parent has not, in the twelve (12) months preceding the date of the Parent Disclosure Schedule, received notice from the OTC to the effect that Parent is not in compliance with the listing or maintenance requirements or that its designation as a Current Information Company is in jeopardy. Parent has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

3.21 FINRA. Parent has not, in the two (2) years preceding the date hereof, received notice from FINRA to the effect that Parent or its Affiliates is not in compliance with any FINRA regulations, rule or other requirement. Parent has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such requirements.

3.22 SHELL STATUS. Parent is not now and has never been a shell company as defined in Commission Release 33-8587 and is not subject to Footnote 32 of Commission Release 33-8587.

ARTICLE 4

CERTAIN COVENANTS

4.1 OPERATION OF THE COMPANY’S BUSINESS.

(a) During the Pre-Closing Period (except with the prior written Consent of Parent) the Company shall:

(i) ensure that each of the Company and each of its Subsidiaries (A) conducts its business in the ordinary course of business consistent with past practice and (B) complies with all applicable Legal Requirements and all Company Material Contracts (which for the purpose of this Section 4.1 shall include any Contract that would be a Company Material Contract if existing on the date of this Agreement); and

(ii) use commercially reasonable efforts to ensure that the Company and each of its Subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries, respectively.

(b) During the Pre-Closing Period (except with the prior written Consent of Parent), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, equity, or property) in respect of, any of its capital equity or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine, or reclassify any of its capital equity or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital equity or other equity or voting interests, (C) purchase, redeem, or otherwise acquire any shares of capital equity or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls, or rights to acquire any such shares or other securities or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital equity, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such shares, interests, or securities or any equity appreciation rights, phantom equity awards, or other rights that are linked in any way to the price of the Company Equity or the value of the Company or any part thereof;

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction;

(iv) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Entity or division thereof;

(v) acquire any material assets or a license therefor, other than in the ordinary course of business consistent with past practice, or make any capital expenditures, or incur any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $1,000 during any fiscal quarter;

(vi) except in the ordinary course of business consistent with past practice, enter into, amend, or terminate any lease or sublease of real property (whether as a lessor, sublessor, lessee, or sublessee) or fail to exercise any right to renew any lease or sublease of real property;

(vii) sell, grant a license in, or otherwise subject to any Encumbrance or otherwise dispose of any of its material properties or assets, other than the sale of inventory and the granting of nonexclusive licenses in the ordinary course of business consistent with past practice;

(viii) repurchase, prepay, or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain the financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing;

(ix) make any loans, advances, or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(x) (A) pay, discharge, settle, or satisfy any material claims or Legal Proceeding (including claims of equityholders and any equityholder litigation relating to this Agreement, the Merger, or any other Contemplated Transaction or otherwise), (B) waive, release, grant, or transfer any right of material value other than in the ordinary course of business consistent with past practice, or (C) commence any Legal Proceeding;

(xi) enter into any Material Contract:

(A) except in the ordinary course of business consistent with past practice;

(B) if consummation of the Contemplated Transactions or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation, or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of such Contract; or

(C) that in any way purports to restrict the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area.

(xii) amend, modify, change, or terminate any Company Material Contract to which the Company or any of its Subsidiaries is a party, or waive, release, or assign any rights or claims thereunder, in each case other than in the ordinary course of business;

(xiii) except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xiv) hire any new employee at the level of manager or above or with an annual base salary in excess of $1,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose engagement may not be terminated by the Company without penalty on 30 days’ notice or less;

 (xv) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, member, director, or independent contractor of the Company or any of its Subsidiaries, except for such increases or bonuses that were disclosed to Parent prior to the date of this Agreement;

(xvi) except as required to comply with Legal Requirements or any Contract in effect on the date of this Agreement:

(A) pay to any employee, officer, member, director, or independent contractor of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Benefit Plan in effect on the date of this Agreement,

(B) take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any Contract or Employee Benefit Plan,

(C) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan,

(D) adopt, enter into, or amend any Employee Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits, or

(xvii)  (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by the Company or any of its Subsidiaries, (B) settle or compromise any Legal Proceeding relating to any Tax, or (C) make, change, or revoke any Tax election;

(xviii) except as required by GAAP or applicable Legal Requirements, change its fiscal year, revalue any of its material assets, or make any changes in financial or Tax accounting methods, principles, or practices;

(xix) take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect; and

(xx) authorize any of, or commit, resolve, or agree to take any of, the foregoing actions.

4.2 ACCESS AND INVESTIGATION.

(a) During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with Article 7 hereof (the “Pre-Closing Period”), the Company shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) provide Parent and Parent’s Representatives with access to the Representatives of the Company and its Subsidiaries, personnel and assets, books, records, Tax Returns, work papers, and other documents, and additional financial, operating, and other data and information regarding the Company and its Subsidiaries, and provide copies thereof to Parent, in each case as Parent may request and (ii) cause its officers to confer regularly with Parent concerning the status of the Company’s business as Parent may request. In addition, during the Pre-Closing Period, the Company shall promptly provide Parent with (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s management, including copies of the unaudited monthly consolidated financial statements; and (B) any other written reports or other written materials requested by Parent.

4.3 NOTIFICATION.

(a) During the Pre-Closing Period, the Company shall promptly, but in any event no less than one Business Day following any such event, notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact, or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact, or circumstance that occurs, arises, or exists after the date of this Agreement and that would have caused or constituted a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence, or discovery of such event, condition, fact, or circumstance;

(iii) any material breach of any covenant of the Company under this Agreement;

(iv) any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 5 or Article 6 impossible or unlikely or that has had or could reasonably be expected to have a Parent Material Adverse Effect; and

(v) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding or material claim threatened, commenced, or asserted against or with respect to the Company or any of its Subsidiaries or the Contemplated Transactions.

(b) No notification given to Parent pursuant to this Section 4.3 shall limit or otherwise affect any of the representations, warranties, covenants, or obligations of the Company contained in this Agreement.

4.4 COMPANY EQUITYHOLDERS MEETING.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, and hold a meeting of the holders of Company Equity to vote on a proposal to adopt this Agreement (the “Company Equityholders Meeting”), shall submit such proposal to such holders at the Company Equityholders Meeting. The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Company Equityholders Meeting and shall not change such record date (whether in connection with the Company Equityholders Meeting or any adjournment or postponement thereof) without the prior written Consent of Parent. The Company shall ensure that all proxies solicited in connection with the Company Equityholders Meeting are solicited in compliance with all applicable Legal Requirements. At its election, the Company may utilize an equityholder’s consent in lieu of the Company Equityholders Meeting, subject to compliance with all applicable Legal Requirements.

4.5 COOPERATION.

(a) Parent and the Company shall cooperate fully with each other and shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing. Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction, or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given, and each such Consent obtained, by the Company during the Pre-Closing Period.

(b) Each of the Company and Parent shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, and (ii) keep the other Party informed as to the status of any such Legal Proceeding or threat.

4.6 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or any of the other Contemplated Transactions and neither shall issue any press release or make any public statement or disclosure regarding the Merger or any of the other Contemplated Transactions without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other party about, and allow the other party reasonable time to comment in advance on, such press release, public announcement, or disclosure.

4.7 TAX MATTERS. Parent and the Company shall not take any action prior to Closing that could reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

4.8 RULE 16B-3. Parent, Merger Sub, and the Company shall take all such steps as may be required to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent in connection with this Agreement by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director or officer of Parent subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.9 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

(a) All rights to indemnification under the Company’s articles of organization, operating agreement, bylaws, or indemnification Contracts or undertakings existing in favor of those Persons who are, or were, members, directors and officers of the Company at or prior to the date of this Agreement (the “Indemnified Persons”) shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by DGCL and ARS for a period of six (6) years from the Effective Time.

(b) This Section 4.9 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable by each Indemnified Person as a third-party beneficiary.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Parent, at or before the Closing, of each of the following conditions:

5.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of the Company (i) set forth in Section 2.2(a), Section 2.3 and Section 2.5 shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in this Agreement, other than those described in clause above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in this clause (ii), to such qualifications) as of such date only.

5.2 PERFORMANCE OF COVENANTS. Each of the covenants and obligations in this Agreement that the Company is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

5.3 [Intentionally omitted.]

5.4 EQUITYHOLDER APPROVAL. The Required Member Vote shall have been obtained.

5.5 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred.

5.6 CONSENTS. The Consents set forth on Schedule 5.6 shall have been obtained and shall remain in effect.

5.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction, or other Order of a Governmental Body prohibiting the consummation of the Merger shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

5.8 NO LITIGATION. No Legal Proceeding shall be pending or threatened: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company and its Subsidiaries; or (d) seeking to compel Parent or the Company or any Subsidiary of Parent or the Company to dispose of or hold separate any material assets, as a result of the Merger or any of the other Contemplated Transactions.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date.

6.2 PERFORMANCE OF COVENANTS. Each of the covenants and obligations in this Agreement that Parent or Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

6.3 [Intentionally omitted.]

6.4 EQUITYHOLDER APPROVAL. The Required Member Vote shall have been obtained.

6.5 NO RESTRAINTS. No temporary restraining Order, preliminary or permanent injunction, or other Order of a Government Body prohibiting the consummation of the Merger shall be in effect, and no Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

ARTICLE 7

TERMINATION

7.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s equityholders):

(a) by mutual written Consent of Parent and the Company;

(b) by Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. MST Time on September 30, 2020 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party whose failure to perform any material obligation required to be performed by such Party has been a cause of, or results in, the failure of the Merger to be consummated by the End Date;

(c) by Parent or the Company if (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, or (ii) a Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or prevents the consummation of the Merger;

(d) by Parent or the Company if (i) the Company Equityholders Meeting (including any adjournments thereof) shall have been held and completed and (ii) this Agreement shall not have been adopted at such meeting by the Required Member Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Required Member Vote is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party;

(e) by Parent if (i) the Company’s managing member shall have failed to recommend that the Company’s equityholders vote to adopt this Agreement, (ii) there shall have occurred a Change in Recommendation, (iii) the Company’s managing member shall have approved, endorsed, or recommended any Acquisition Proposal, or (iv) the Company’s managing member shall have resolved or proposed to take any action described in clauses (i) through (iii) of this sentence;

(f) by Parent (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 5.1 would not be satisfied, or (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Company within 10 Business Days after its receipt of written notice thereof, or (iii) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 5.2 would not be satisfied;

(g) by the Company (i) if any of Parent’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied, or (ii) if (A) any of Parent’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Parent within 10 Business Days after its receipt of written notice thereof, or (iii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or

(h) by Parent if, since the date of this Agreement, there shall have been a Company Material Adverse Effect.

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating party to the other parties.

7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3, and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant, or other provision contained in this Agreement.

7.3 EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1 AMENDMENT. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors or members, in the case of the Company and Merger Sub), whether before or after adoption of this Agreement by the equityholders of the Company or Merger Sub; provided, however, that after any such equityholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the equityholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2 REMEDIES CUMULATIVE; WAIVER.

(a) The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3 NO SURVIVAL. None of the representations and warranties contained in this Agreement, or any covenant in this Agreement other than Section 4.9, shall survive the Effective Time.

8.4 ENTIRE AGREEMENT. This Agreement, including the schedules, exhibits, and amendments hereto constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

8.5 EXECUTION OF AGREEMENT; COUNTERPARTS; ELECTRONIC SIGNATURES.

(a) The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

(b) The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

(c) Notwithstanding the E-SIGN Act or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the Parties either by physical delivery or in the manner set forth in Section 8.5(b). “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

8.6 GOVERNING LAW. This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the Legal Requirements of any other jurisdiction.

8.7 EXCLUSIVE JURISDICTION; VENUE. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.12 of this Agreement.

8.8 WAIVER OF JURY TRIAL. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the Parties arising out of or relating to this Agreement and the Contemplated Transactions.

8.9 DISCLOSURE SCHEDULES.

(a) The Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered sections contained in Article 2 and Article 3, respectively. The information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 2 or Article 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty.

(b) Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Article 2. Every statement made in the Parent Disclosure Schedule shall be deemed to be a representation of Parent in this Agreement as if set forth in Article 3.

8.10 ASSIGNMENTS AND SUCCESSORS. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.11 NO THIRD-PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third-party beneficiaries of, and entitled to enforce, Section 4.9, and provided further that no Consent of the Indemnified Persons shall be required to amend any provision of the Agreement prior to the Effective Time.

8.12 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next Business Day) and (b) at the end of the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the other Parties):

If to Company:	Maughan Music Group, LLC
1206 E Warner Rd. Ste 101-I
Gilbert, AZ 85296
Attention: Benjamin Maughan,
Email: Ben@maughanmusic.com

If to Parent and Merger Sub:	Rivulet Media, Inc.
1206 East Warner Road, Suite 101-I
Gilbert, Arizona 85296
Attention: Aaron Klusman
Email: ak@rivuletfilms.com

with a copy to (which shall not	Gallagher & Kennedy, P.A.
constitute notice hereunder):	2575 East Camelback Road
Phoenix, Arizona 85016
Attention: Stephen R. Boatwright, Esq.
Email: steve.boatwright@gknet.com

8.13 CONSTRUCTION; USAGE.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

(ix) “or” is used in the inclusive sense of “and/or;”

(x) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(xi) references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made).

(b) This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14 ENFORCEMENT OF AGREEMENT. The Parties acknowledge and agree that Parent and Merger Sub would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or Merger Sub may be entitled, at law or in equity, it shall be entitled, without proof of damages, to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by Parent or Merger Sub in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

8.15 SEVERABILITY. If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

8.16 CERTAIN DEFINITIONS.

 “Acquisition Proposal” means any unsolicited bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or

(b) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition, or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries.

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” shall have the meaning set forth in the Preamble.

“ARS” shall have the meaning set forth in the Preamble.

“Blue Sky Laws” shall have the meaning set forth in Section 2.2(c).

“Book Entry Equity” mean uncertificated Company Equity represented by a book entry.

“Business Day” means any day other than a Saturday, Sunday. or a day on which banking institutions located in Phoenix, Arizona are authorized pursuant to Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Recitals, paragraph B.

“Commission” shall have the meaning set forth in Section 3.13.

“Company” shall have the meaning set forth in the Preamble.

“Company Equity” shall have the meaning set forth in Section 2.3.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

“Company Financial Statements” shall have the meaning set forth in Section 2.8.

“Company IP” means all Intellectual Property owned, used, held for use, or exploited by the Company or any of the Company Subsidiaries, including all Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means events, violations, circumstances, or other matters which, individually or in the aggregate, had or could reasonably be expected to have a Company Material Adverse Effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

“Company Most Recent Balance Sheet” shall have the meaning set forth in Section 2.8.

“Company Most Recent Financial Statements” shall have the meaning set forth in Section 2.8.

“Company Most Recent Fiscal Month End” shall have the meaning set forth in Section 2.8.

“Company Most Recent Fiscal Year End” shall have the meaning set forth in Section 2.8.

“Company Equity Certificate” means a valid certificate representing Company Equity.

“Company Equityholders Meeting” shall have the meaning set forth in Section 4.4(a).

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall have the meaning set forth in Section 2.2(a).

 “Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature.

 “Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“Current information Company” has the meaning set forth in Section 3.20.

“Department of Labor” means the United States Department of Labor.

“Department of the Treasury” means United States Department of the Treasury.

“DGCL” shall have the meaning set forth in the Recitals, Paragraph A.

“E-SIGN Act” means the Electronic Signatures in Global and National Commerce Act enacted June 30, 2000, 15 U.S.C. Sections 7001-7006.

“EDGAR” means the Commissions’ Electronic Data Gathering, Analysis, and Retrieval system.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 7.1(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.5(a).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

“FINRA” means the Financial Industry Regulatory Authority.

 “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

“HSR Act” means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local, or foreign.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Persons” shall have the meaning set forth in Section 4.9(a).

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (a) Trademarks, and the goodwill associated therewith, (b) Patents and inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all works of authorship (whether copyrightable or not), Copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, (h) rights of publicity and other rights to use the names and likeness of individuals, (i) moral rights, and (j) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (i) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents, and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other Governmental Body.

“Knowledge” of any Party means all matters which any of such Party's officers, members or directors actually knew or should have known acting in their capacity as an officer, member or director of such party.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the OTC).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Legal Requirement or Governmental Authority and those arising under any contract, agreement, arrangement, commitment or undertaking.

“License Agreement” means any Contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, consulting agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, nonassertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit, any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third party that the Company or any of the Company Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, or security interest of any kind or nature.

“Merger” shall have the meaning set forth in the Recitals, Paragraph A.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Shares” shall have the meaning set forth in Section 3.3(b).

“National Labor Relations Board” means the National Labor Relations Board, an independent agency of the U.S. government created by Congress pursuant to the National Labor Relations Act.

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” shall have the meaning set forth in Section 2.1(b).

“OTC” shall have the meaning set forth in Section 1.5(c).

“Owned Company IP” means the Intellectual Property that is owned by the Company or any of the Company Subsidiaries.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by a party and its Subsidiaries.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Capital Shares” shall have the meaning set forth in Section 3.3(a).

“Parent Common Stock” shall have the meaning set forth in Section 3.3(a).

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 8.9 and that has been delivered by Parent to the Company on the date of this Agreement and signed by an authorized officer of Parent.

“Parent Financial Statements” has the meaning set forth in Section 3.8.

“Parent Material Adverse Effect” means events, violations, circumstances, or other matters which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance, or prospects of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement.

“Parent Most Recent Balance Sheet” shall have the meaning set forth in Section 3.8.

“Parent Most Recent Financial Statements” shall have the meaning set forth in Section 3.8.

“Parent Most Recent Fiscal Month End” shall have the meaning set forth in Section 3.8.

“Parent Most Recent Fiscal Year End” shall have the meaning set forth in Section 3.8.

“Parent Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Party” means a party to the Agreement.

“Patent Applications” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures, and records of invention.

“Patents” means the Issued Patents and the Patent Applications.

“Person” means any individual, Entity, or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.2(a).

“Proprietary Rights” means any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, and (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties, and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties, or rights); or (b) any right to use or exploit any of the foregoing.

“Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Regulation S-K” means Commission Regulation S-K.

“Regulation S-X” means Commission Regulation S-X.

“Representatives” means officers, directors, employees, members, managers, agents, attorneys, accountants, advisors, and representatives.

“Required Member Vote” shall have the meaning set forth in Section 2.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors, members or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company Equity or all or substantially all of the assets of the Company and its Subsidiaries, which the Company’s managing member determines in its reasonable judgment, taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal and an opinion of an independent financial advisor of nationally recognized reputation (a) is more favorable from a financial point of view to the Company’s equityholders than the terms of the Merger, and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” means any Governmental Body having jurisdiction in matters relating to Tax matters.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“United States Treasury Regulations” means all temporary and final regulations promulgated under the Code by the Department of the Treasury.

“U.S.C.” means the United States Code of 1926, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT: RIVULET MEDIA, INC. By: /s/ Aaron Klusman Name: Aaron Klusman Title: CEO
COMPANY:

MAUGHAN MUSIC GROUP LLC

By: /s/ Benjamin Maughan
Name: Benjamin Maughan
Title: Authorized Member

By: /s/ Jedaiah Maughan
Name: Jedaiah Maughan
Title: Authorized Member

By: /s/ Jesse Maughan
Name: Jesse Maughan
Title: Authorized Member

By: /s/ Eli Maughan
Name: Eli Maughan
Title: Authorized Member

MERGER SUB: MAUGHAN MUSIC, INC. By: /s/ Benjamin Maughan Name: Benjamin Maughan Title: President

SCHEDULE 1.5(a)(iii)

MEMBER	COMMON STOCK
Benjamin Maughan	300,000 Shares
Jedaiah Maughan	300,000 Shares
Jesse Maughan	300,000 Shares
Eli Maughan	25,000 Shares

SCHEDULE 2.3

MEMBER	INTEREST
Benjamin Maughan	32.43249 % Membership Interest
Jedaiah Maughan	32.43249 % Membership Interest
Jesse Maughan	32.43249 % Membership Interest
Eli Maughan	2.7027 % Membership Interest